UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2012

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 17, 2012, Colony Financial, Inc. (the “Company”) and certain of its subsidiaries entered into a Second Amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement, dated September 1, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”, taken together with the Second Amendment, the “Amended Credit Agreement”) with Bank of America, N.A. (“Administrative Agent”) and certain lenders (the “Lenders”). The credit facility provided by the Lenders pursuant to the Amended Credit Agreement will continue to have a maximum principal amount of $175 million, with an option to increase the maximum available principal amount to $250 million under certain conditions set forth in the Amended Credit Agreement, including each Lender under the Amended Credit Agreement or a substitute lender agreeing to provide commitments for such increased amount. The credit facility established under the Amended Credit Agreement will continue to finance the acquisition or origination by the Company and its affiliates of mortgage loan and other real estate related assets.

The maximum amount available to borrow at any time under the Credit Agreement is amended to include clause (b) below, such that the amount of total borrowings available under the Amended Credit Agreement may not exceed the sum of (a) 3.5 times the Company’s Annualized Consolidated Cash Income and (b) 40% of the aggregate book value of all Investment Assets that at such time contribute positive Cash Income to the calculation of Annualized Consolidated Cash Income. The maximum amount currently available for borrowing under the Amended Credit Agreement is $154.0 million.

The Second Amendment modifies certain defined terms, including, but not limited to, Investment Assets, Cash Income and Consolidated Cash Income. In addition to any commercial mortgage loan or other commercial real estate-related debt investments, the definition of Investment Asset is expanded to include any interest in real property or preferred equity investments. The definition of Cash Income is amended to include reported net cash income from the ownership of real property and preferred equity investments. Consolidated Cash Income is modified to remove previous limitations on the includable amounts of Cash Income generated from certain Investment Assets of the Company (such as assets not constituting first mortgage loans and non-U.S. based loans) and to place specific limitations on the includable amounts of Cash Income generated from certain Investment Assets of the Company (such as investments held indirectly by Pledged Affiliates of the Company).

The Second Amendment also modifies certain financial covenants applicable to the Company and its consolidated subsidiaries, including, but not limited to, the following: (a) minimum consolidated tangible net worth greater than or equal to the sum of (i) 80% of the GAAP value of the consolidated total assets of these entities as of the closing date (thereby resetting this figure) plus (ii) 80% of the net proceeds of future equity issuances by the Company, (b) EBITDA to fixed charges as of the end of each fiscal quarter not less than 2.25 to 1.0 (from 2.75 to 1.0), (c) minimum liquidity of not less than $5 million (including undrawn amounts available under the Amended Credit Agreement) (from minimum liquidity not less than the lesser of $15 million (including undrawn amounts available under the Credit Agreement) and 5% of total GAAP consolidated assets), and (d) the removal of any weighted average time to maturity requirement of Contributing Investment Assets.

Advances under the Amended Credit Agreement will continue to accrue interest as set forth in the Credit Agreement. The initial maturity date of the Amended Credit Agreement remains August 30, 2013, and any amounts outstanding upon maturity will convert automatically to a fully amortizing one-year term loan payable in quarterly installments. In the event of such conversions, the term loans will continue to bear interest at the same rate as the revolving loans from which they were converted.

The foregoing summary of the Second Amendment, the Credit Agreement, and together the Amended Credit Agreement, contained in this item do not purport to be complete descriptions and are qualified in their entirety by reference to the terms and conditions contained in the Second Amendment, a copy of which is attached as Exhibit 10.1, and the Credit Agreement, which is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 8, 2011, all of which are incorporated herein by reference. Capitalized terms used in this item and not defined herein have the meanings given to such terms in the Credit Agreement, as amended by the Second Amendment, as applicable.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of September 17, 2012, among the Company, CFI Mezz Funding, LLC, CFI RE Holdco, LLC, ColFin ESH Funding, LLC, ColFin 2100 Funding, LLC, CFI CorAmerica 2100 Funding, LLC, CFI RE Masterco, LLC, and each wholly-owned subsidiary of the Company that from time to time becomes a co-borrower thereto, as Borrowers, each lender from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2012	COLONY FINANCIAL, INC.

	By:	/S/ DARREN J. TANGEN
Darren J. Tangen
Chief Financial Officer and Treasurer

EXHIBIT INDEX

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of September 17, 2012, among the Company, CFI Mezz Funding, LLC, CFI RE Holdco, LLC, ColFin ESH Funding, LLC, ColFin 2100 Funding, LLC, CFI CorAmerica 2100 Funding, LLC, CFI RE Masterco, LLC, and each wholly-owned subsidiary of the Company that from time to time becomes a co-borrower thereto, as Borrowers, each lender from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.